 Exhibit 16.1

December 10, 2007

Mr. Tom Friedberg
Chief Executive Officer
Dekania Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104

Dear Mr. Friedberg:

Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. As a result of this transaction, the client-auditor relationship between Dekania Corp. (Commission File Number 001-33285) and GGK, independent registered public accounting firm, has ceased.

Sincerely,

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

cc:        PCAOB Letter File
        Office of the Chief Accountant
        Securities and Exchange Commission
        100 F Street N.E.
        Washington, D.C. 20549-7561